Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1  to the Registration Statement (Form S-3 No. 333-211266) and related Prospectus of Blueprint Medicines Corporation for the registration of common stock, preferred stock, debt securities, depository shares, purchase contracts, purchase units, and warrants and to the incorporation by reference therein of our report dated March 11, 2016, with respect to the consolidated financial statements of Blueprint Medicines Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 22, 2016